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FOR IMMEDIATE RELEASE


May 14, 2002

ANKER COAL GROUP, INC. - ANNOUNCES FINANCIAL RESTRUCTURING

     Morgantown, West Virginia - Anker Coal Group, Inc. (the "Company") announced today that it has begun negotiations with its senior secured lenders and the trustee for its outstanding bond obligations to restructure its interest and principal payments. The Company confirmed that it did not make the scheduled interest payment of approximately $6.6 million due to its bondholders on April
1. Despite the foregoing, the Company indicated that a majority of the current bondholders have expressed their intentions to work with Anker to restructure the bond indebtedness.

     Jack Teitz, recently appointed as the Company's President and Chief Restructuring Officer indicated that the financial restructuring will address the Company's outstanding debt and emphasized that the restructuring process should have minimal impact on the Company's current level of operations. "Daily operations of our mining facilities will continue at current levels of production and shipments to our customers will continue without interruption," Mr. Teitz said. Teitz added that, "we will continue to focus on safety as well as productivity at each mine location". Teitz also confirmed that operations at two of the Company's mines in West Virginia were curtailed recently due to the current market conditions.

     Teitz added that, "While the Company's coal business remains operationally sound and substantial coal reserves are in place for the future, historically low prices and a weak economy have impeded the Company's ability to generate sufficient profits and the cash flow required to service its current bond debt obligations."

ANKER COAL GROUP, INC.

     Anker Coal Group, Inc. and its wholly owned subsidiaries supply in excess of 6,000,000 tons of coal to a number of electric utilities and independent power plants primarily in the mid-Atlantic region. The Company's mining operations include surface mines and underground mines located primarily in West Virginia. Anker also has facilities in Maryland and Pennsylvania.

     For more information, please contact Jack Teitz of Anker Coal Group, Inc. at (304) 594-1616.